EXHIBIT 99

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-4271
TANDY BRANDS ACCESSORIES ANNOUNCES PRELIMINARY
FOURTH QUARTER 2005 RESULTS
ARLINGTON, TX, August 5, 2005 – Tandy Brands Accessories, Inc. (Nasdaq NM: TBAC) today announced preliminary financial results for the fourth quarter ended June 30, 2005.
Total revenues for the fourth quarter are expected to be approximately $43 million, which is in line with the company’s previous outlook of $41 to $44 million. The company expects to report a per share net loss for the fourth quarter ranging between $0.32 and $0.37 per diluted share, compared to its previous fourth quarter 2005 per share net loss guidance of $0.12 to $0.17 per diluted share. The fourth quarter net loss is anticipated to include a non-cash charge of $0.08 to $0.09 related to goodwill impairment associated with the women’s department store business.
J. S. B. Jenkins, President and Chief Executive Officer, commented, “The greater than expected decline in profitability in the fourth quarter was a result of the continued repositioning in our women’s business. As we discussed in the prior quarter, we are in the process of restructuring and consolidating our sales, merchandising, and administrative efforts related to the women’s mass merchant and department store business units in order to improve their performance.”
Mr. Jenkins continued, “While the expenses associated with this restructuring were greater than expected, we are making good progress in the women’s business. In the fourth quarter, we evaluated specific areas of strength in our men’s business in the areas of management, distribution, and infrastructure and applied these strengths to our women’s division. As a result of these changes, we expect to show meaningful cost savings and improved operating results going forward in this consolidated business segment.”
Mr. Jenkins concluded, “Our men’s business is performing well and continues to expand. We are making good progress opening new doors and we have successfully increased our product penetration in existing store locations. We continue to carefully monitor our restructured women’s business and believe we will show measurable improvements as we continue to identify synergies, recognize cost savings and enhance its operational performance in the first half of our fiscal year.”
The Company is scheduled to release its fourth quarter 2005 financial results on August 22, 2005, and will hold a conference call that same day at 10:00 a.m. ET. The dial-in number for the call is (913) 981-4911. For those who are unable to listen to the live broadcast, an audio replay of the call will be available through Monday, August 29, 2005, and can be accessed by dialing

(719) 457-0820, passcode #7920794. A live webcast of the conference call will also be broadcast at: www.viavid.net.
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, neckwear, gifts, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.